UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2015

Aspen Aerogels, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-36481	04-3559972
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 Forbes Road, Building B, Northborough, Massachusetts		01532
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 691-1111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2015 Goals and Metrics under the Company’s Bonus Plan

On January 15, 2015, the Board of Directors of Aspen Aerogels, Inc. (the "Company") approved the Company’s 2015 business goals and performance metrics (the "2015 Goals and Metrics") for its previously disclosed Bonus Plan. The Bonus Plan and the 2015 Goals and Metrics provide for awards of cash bonuses, calculated as a percentage of base salary, for reaching and exceeding certain performance metrics. For 2015, these performance metrics are GAAP revenue, non-GAAP Adjusted EBIDTA and a capacity expansion milestone. For GAAP revenue and non-GAAP Adjusted EBIDTA, the 2015 Goals and Metrics specify a threshold value that must be achieved before any bonus amount will be paid under that metric, a target value associated with a target bonus amount, and an incentive component if the target value is exceeded. The target bonus amounts for Mr. Donald R. Young, Mr. John F. Fairbanks and Mr. Corby Whitaker, expressed as a percentage of their year-end base salary for 2015, are 75%, 35% and 50%, respectively, with the maximum possible bonus capped at 2.25 times the target bonus in each case. For purposes of the 2015 Goals and Metrics, non-GAAP Adjusted EBIDTA is defined as net income before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, from time to time, that we do not believe are indicative of our core operating performance, which recently have included loss on disposal of assets, gain or loss on extinguishment or exchange of debt, write-off of costs of postponed financing activities and write-off of construction in progress.

A copy of the Bonus Plan is filed as Exhibit 10.15 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on April 22, 2014 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspen Aerogels, Inc.

January 15, 2015	By:	/s/ John F. Fairbanks

Name: John F. Fairbanks
Title: Vice President, Treasurer and Chief Financial Officer